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                                                                     EXHIBIT 12
                                                                                      ----------


                          TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
                 EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                       (Dollars in millions)


                                                     1997     1996     1995     1994     1993
                                                    ------   ------   ------   ------   ------
Income before income taxes
  and fixed charges:
    Income before extraordinary item and
      cumulative effect of accounting changes,
      interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes..........      $ 825    $  65   $1,530   $  943   $  561
    Add interest attributable to
      rental and lease expense................         44       44       41       40       38
                                                    ------   ------   ------   ------   ------
                                                    $ 869    $ 109   $1,571   $  983   $  599
                                                    ======   ======   ======   ======   ======

Fixed charges:
  Total interest on loans (expensed
    and capitalized)..........................      $ 114    $ 108   $   69   $   58   $   55
  Interest attributable to rental
    and lease expense.........................         44       44       41       40       38
                                                    ------   ------   ------   ------   ------
Fixed charges.................................      $ 158    $ 152   $  110   $   98   $   93
                                                    ======   ======   ======   ======   ======

Combined fixed charges and
  preferred stock dividends:
    Fixed charges.............................      $ 158    $ 152   $  110   $   98   $   93
    Preferred stock dividends
     (adjusted as appropriate to a
      pretax equivalent basis)................          --       --       --      --       29
                                                    ------   ------   ------   ------   ------
    Combined fixed charges and
      preferred stock dividends...............      $ 158      152   $  110   $   98   $  122
                                                    ======   ======   ======   ======   ======

Ratio of earnings to fixed charges............        5.5        *     14.3     10.0      6.4
                                                    ======   ======   ======   ======   ======

Ratio of earnings to combined fixed
  charges and preferred stock dividends.......        5.5        *     14.3     10.0      4.9
                                                    ======   ======   ======   ======   ======

* Not meaningful.  The coverage deficiency was $43 million in 1996.

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